Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-188400 on Form S-3 and Registration Statement Nos. 333-195933, 333-158462, 333-133391, 333-133389, and 333-52199 on Form S-8 of our reports dated March 1, 2017, relating to the financial statements and financial statement schedule of Calgon Carbon Corporation, and the effectiveness of Calgon Carbon Corporation’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of Calgon Carbon Corporation’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of Calgon Carbon Corporation for the year ended December 31, 2016.

4,
/s/ DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
March 1, 2017